                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                             Speizman Industries, Inc
                   -------------------------------------------
                                (Name of Issuer)


                                 Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)


                                   847805108
                   -------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement X. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 8 Pages

CUSIP No. 847805108
          ---------

________________________________________________________________________________
1)   Names of Reporting Person                   SAFECO Common Stock Trust
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Delaware
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                           0
ficially
Owned by        ________________________________________________________________
Each Reporting  (6) Shared Voting                164,500
Person With         Power
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                      0
                ________________________________________________________________
                (8) Shared                       164,500
                    Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                      164,500
     ficially Owned by Each
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                        5.2%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                     IV
     (See Instructions)
________________________________________________________________________________

CUSIP No. 847805108
          ---------

________________________________________________________________________________
1)   Names of Reporting Person                   SAFECO Asset Management Company
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Washington
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                              0
ficially
Owned by        ________________________________________________________________
Each Reporting  (6) Shared Voting                      183,000
Person With         Power
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                         0
                ________________________________________________________________
                (8) Shared                             183,000
                    Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                            183,000(1)
     ficially Owned by Each
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                              5.8%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                           IA
     (See Instructions)
________________________________________________________________________________

____________________
     (1) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G.

CUSIP No. 847805108
          ---------

________________________________________________________________________________
1)   Names of Reporting Person                   SAFECO Corporation
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Washington
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                              0
ficially
Owned by        ________________________________________________________________
Each Reporting  (6) Shared Voting                      183,000
Person With         Power
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                         0
                ________________________________________________________________
                (8) Shared                             183,000
                    Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                            183,000(2)
     ficially Owned by Each
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                              5.8%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                           HC
     (See Instructions)
________________________________________________________________________________

____________________
     (2) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G.

CUSIP No. 847805108
          ---------

Item 1(a). Name of Issuer:

           See front cover

Item 1(b). Address of Issuer Principal Executive Offices:

           508 West Fifth Street
           P.O. Box 31215
           Charlotte, NC 28231

Item 2(a). Name of Person(s) Filing:

           See Item 1 on cover page (pp 2-4).

Item 2(b). Address of Principal Business Office or, If None, Residence:

           SAFECO Plaza
           Seattle, WA  98185

Item 2(c). Citizenship:

           See Item 4 on cover page (pp 2-4).

Item 2(d). Title of Class of Securities:

           See front cover page.

Item 2(e). CUSIP Number:

           See front cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the persons filing are:

     (a)   ( )      Broker or Dealer registered under Section 15 of
                    the Act.
     (b)   ( )      Bank as defined in Section 3(a)(6) of the Act.
     (c)   ( )      Insurance Company as defined in Section 3(a)(19) of the Act.
     (d)   (X)      Investment Company registered under Section 8 of the
                    Investment Company Act of 1940.
     (e)   (X)      Investment Advisor registered under Section 203 of the
                    Investment Advisers Act of 1940.
     (f)   ( )      Employee Benefit Plan, Pension Fund which is subject to
                    provisions of Employee Retirement Income Security Act of
                    1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).

CUSIP No. 847805108
          ---------

     (g)   (X)      Parent Holding Company in accordance with Rule 13d-
                    1(b)(ii)(G).
     (h)   ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.    Ownership:

           Items (a) through (c):

           See items 1 and 5-11 of the cover pages (pp 2-4).

           SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of
           Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

Item 5.    Ownership of 5% or Less of a Class:

           Not applicable.

Item 6.    Ownership of More than 5% on Behalf of Another Person:

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           SAFECO Asset Management Company is the subsidiary which SAFECO Corporation is reporting on as the parent holding company. SAFECO Asset Management Company is an IA as specified in Item 12 on the cover page (p 3).

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Exhibits.

           The statement required by Rule 13d-1(f) is attached as Exhibit A.

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date ________________         SAFECO Common Stock Trust


                              By _____________________________
                                 Ronald L. Spaulding, Treasurer


                              SAFECO Corporation


                              By _____________________________
                                 Ronald L. Spaulding, Treasurer


                              SAFECO Asset Management Company


                              By ____________________________
                                 Neal A. Fuller, Secretary

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Common Stock Trust, SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Speizman Industries, Inc.'s common stock is filed on behalf of each of them.



Date ________________         SAFECO Common Stock Trust
                              SAFECO Corporation



                              By _____________________________
                                 Ronald L. Spaulding, Treasurer


                              SAFECO Asset Management Company



                              By ____________________________
                                 Neal A. Fuller, Secretary

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             Speizman Industries, Inc
                   -------------------------------------------
                                (Name of Issuer)


                                 Common Stock
                   -------------------------------------------
                         (Title of Class of Securities)


                                   847805108
                   -------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement _. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 8 Pages

CUSIP No. 847805108
          ---------

________________________________________________________________________________
1)   Name of Reporting Person                    SAFECO Common Stock Trust
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Delaware
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                           0
ficially
Owned by        ________________________________________________________________
Reporting       (6) Shared Voting                164,500
Person With         Power
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                      0
                ________________________________________________________________
                (8) Shared                       164,500
                    Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                      164,500
     ficially Owned by
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                        5.1%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                     IV
     (See Instructions)
________________________________________________________________________________

CUSIP No. 847805108
          ---------

_______________________________________________________________________________
1)   Name of Reporting Person                    SAFECO Asset Management Company
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Washington
     Organization
________________________________________________________________________________

Number of       (5) Sole Voting
Shares Bene-        Power                              0
ficially
Owned by        ________________________________________________________________
Reporting       (6) Shared Voting                      183,000
Person With         Power
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                         0
                ________________________________________________________________
                (8) Shared                             183,000
                    Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                            183,000(1)
     ficially Owned by
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                              5.7%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                           IA
     (See Instructions)
________________________________________________________________________________


____________________
     (1) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G.

CUSIP No. 847805108
          ---------

_______________________________________________________________________________
1)   Name of Reporting Person                         SAFECO Corporation
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                         (a)
     if a Member of a Group                            _________________________
     (See Instructions)                                (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                           State of Washington
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                                   0
ficially
Owned by        ________________________________________________________________
Reporting       (6) Shared Voting                           183,000
Person With         Power
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                              0
                ________________________________________________________________
                (8) Shared                                  183,000
                    Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                                 183,000(2)
     ficially Owned by
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                                   5.7%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                                HC
     (See Instructions)
________________________________________________________________________________


____________________
     (2) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G.

CUSIP No. 847805108
          ---------

Item 1(a). Name of Issuer:

           See front cover

Item 1(b). Address of Issuer Principal Executive Offices:

           508 West Fifth Street
           P.O. Box 31215
           Charlotte, NC 28231

Item 2(a). Name of Person(s) Filing:

           See Item 1 on cover page (pp 2-4).

Item 2(b). Address of Principal Business Office or, If None, Residence:

           SAFECO Plaza
           Seattle, WA  98185

Item 2(c). Citizenship:

           See Item 4 on cover page (pp 2-4).

Item 2(d). Title of Class of Securities:

           See front cover page.

Item 2(e). CUSIP Number:

           See front cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the persons filing are:

     (a)   ( )      Broker or Dealer registered under Section 15 of
                    the Act.
     (b)   ( )      Bank as defined in Section 3(a)(6) of the Act.
     (c)   ( )      Insurance Company as defined in Section 3(a)(19) of the Act.
     (d)   (X)      Investment Company registered under Section 8 of the
                    Investment Company Act of 1940.
     (e)   (X)      Investment Advisor registered under Section 203 of the
                    Investment Advisers Act of 1940.
     (f)   ( )      Employee Benefit Plan, Pension Fund which is subject to
                    provisions of Employee Retirement Income Security Act of
                    1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
     (g)   (X)      Parent Holding Company in accordance with Rule 13d-
                    1(b)(ii)(G).
     (h)   ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP No. 847805108
          ---------

Item 4.    Ownership:

           Items (a) through (c):

           See items 1 and 5-11 of the cover pages (pp 2-4).

           SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of
           Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

Item 5.    Ownership of 5% or Less of a Class:

           Not applicable.

Item 6.    Ownership of More than 5% on Behalf of Another Person:

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           SAFECO Asset Management Company is the subsidiary on which SAFECO Corporation is reporting as the parent holding company. SAFECO Asset Management Company is an IA as specified in Item 12 on the cover page (p 3).

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Exhibits.

           The statement required by Rule 13d-1(f) is attached as Exhibit A.

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date February __, 1996        SAFECO Common Stock Trust


                              By _____________________________
                                 Ronald L. Spaulding, Treasurer


                              SAFECO Corporation


                              By _____________________________
                                 Ronald L. Spaulding, Treasurer


                              SAFECO Asset Management Company


                              By ____________________________
                                 Neal A. Fuller, Secretary

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Common Stock Trust, SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Speizman Industries, Inc.'s common stock is filed on behalf of each of them.



Date February __, 1996        SAFECO Common Stock Trust
                              SAFECO Corporation



                              By _____________________________
                                 Ronald L. Spaulding, Treasurer


                              SAFECO Asset Management Company



                              By ____________________________
                                 Neal A. Fuller, Secretary